SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 27, 2004

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (253) 850-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. Other Events

Flow International Corporation (NASDAQ:FLOW) today reported that it received a letter from the NASDAQ staff indicating that because the Company has failed to timely file its Form 10-Q for the first quarter of fiscal 2005 (the “10-Q”), it is not in compliance with the NASDAQ listing rules and accordingly is potentially subject to delisting. This delisting notification is standard procedure when a NASDAQ listed company fails to complete a required Securities and Exchange Commission filing in a timely manner. As a result of the failure to timely file the 10-Q, the Company is currently not in compliance with the filing requirements for continued listing on NASDAQ as required by NASDAQ Marketplace Rule 4310(c)(14). The Company plans to appeal the delisting notification to a NASDAQ Listings Qualifications Panel (the “Panel”), however, there can be no assurance that the Panel will grant the Company’s request for continued listing. Flow’s securities will remain listed pending a decision in the appeals process, but its trading symbol as of September 27, 2004, will be amended from “FLOW” to “FLOWE” to reflect the Company’s filing delinquency. Upon the filing of its 10-Q, the Company expects to be in compliance with the filing requirements for continued listing on the NASDAQ and accordingly expects the trading symbol to be changed back to “FLOW”.

As reported in Flow’s September 21 press release, the delay in filing is related to a foreign exchange issue which centers around whether certain gains and losses recorded directly to Other Comprehensive Income in Shareholders’ Equity should have been recorded in the Statement of Operations as a component of Other Income (Expense). It is expected that the Company will restate its fiscal years ended April 30, 2004, 2003 and 2002 to include non-cash positive and negative adjustments to net earnings related to foreign exchange gains and losses on inter-company accounts. The amounts of such adjustments have not yet been determined.

In addition as also announced September 21, 2004, the Company has determined it will restate its April 30, 2002 results to record an additional charge to Cost of Goods Sold for $609,000 to reflect a required adjustment noted during its reconciliation of historical inter-company balances.

ITEM 9.01. Exhibits

99.1	Press release dated September 27, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2004	FLOW INTERNATIONAL CORPORATION

	By:	/s/ Steve Reichenbach
Steve Reichenbach
Chief Financial Officer